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                                                                  Exhibit 4.6(b)


                                    AMENDMENT, dated as of October 8, 1998, to
                           the Stock Option Agreement (the "Stock Option Agreement") dated as of May 9, 1995, by and between The American Materials & Technologies Corporation (f/k/a The American Materials and Technologies Corporation), a Delaware corporation (the "Company") with its principal office at 5632 Soledad Mountain Road, La Jolla, California 92037, and Paul W. Pendorf ("Employee").

                  WHEREAS, The Company has entered into an Agreement and Plan of Merger dated as of July 8, 1998, as amended (the "Merger Agreement"), with Cytec Industries Inc. and CAM Acquisition Corp.;

                  WHEREAS, pursuant to the Merger Agreement, the Company is required to take certain actions to amend the terms of outstanding options and warrants to purchase securities of the Company as set forth in Section 2.2(a) of the Merger Agreement;

                  WHEREAS, Employee is entering into an employment agreement in connection with the transactions contemplated by the Merger Agreement, and in connection therewith, the Company and Employee desire to amend the terms of the Stock Option Agreement as set forth herein.

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                  SECTION 1. Amendment. Section 7 of the Stock Option Agreement is hereby amended by adding to the end thereof the following:

         "If the Company is a party to a reorganization or merger with one or more other corporations, whether or not the Company is the surviving corporation, or if the Company consolidates with or into one or more other corporations, or if the Company is liquidated or sells or disposes of substantially all of its assets to another corporation (each hereinafter referred to as a "Transaction"), in any such event while this option remains outstanding, then (a) subject to the provisions of Section 4(b) above, after the effective date of such Transaction, the unexercised portion of this option shall remain outstanding, and lawful and adequate
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         provision shall be made whereby Employee shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions herein specified and in lieu of the shares of Stock immediately theretofore purchasable and receivable upon exercise of this option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Stock equal to the number of shares of Stock immediately theretofore purchasable and receivable upon the exercise of this option had such Transaction not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of Employee to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.".

                  SECTION 2. Acknowledgment and Agreement. Employee hereby acknowledges and agrees that in connection with the transactions contemplated by the Merger Agreement, the option granted pursuant to the Stock Option Agreement shall be deemed to have been amended as set forth in Section 2.2(a) of the Merger Agreement, and any action taken by the Board of Directors of the Company pursuant to such Section 2.2(a) shall satisfy the requirements of Section 7 of the Stock Option Agreement, as amended hereby.

                  SECTION 3. Governing Law. This Amendment shall be governed by the laws of the State of California.

                  SECTION 4. Full Force and Effect. Except as specifically amended hereby, the Stock Option Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the term "hereto" and words of similar import shall, unless the context otherwise requires, refer to the Stock Option Agreement as amended hereby. Any reference in any document to the Stock Option Agreement shall be deemed to be a reference to the Stock Option Agreement as amended hereby.

                                              THE AMERICAN MATERIALS &
                                              TECHNOLOGIES CORPORATION


                                                   by: _________________________
                                                       Name:
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                                                       Title:


                                                   ____________________________
                                                   Paul W. Pendorf